Exhibit 99.1

SPX REPORTS THIRD QUARTER 2014 RESULTS

•                  Adjusted EPS* from Continuing Operations of $1.62, Up 14% vs. Q3 2013

•                  Segment Income Increased 8% and Margins Expanded 80 Points to 12.1%

•                  Flow Technology Segment Income Margins Expanded 250 Points to 15.3%

•                  Completed $140 Million of Share Repurchases in the Quarter

•                  Updates 2014 Adjusted EPS Guidance to $5.25 to $5.50 Per Share

•                  Announces Plan for Tax-Free Spin-Off of its Flow Business

CHARLOTTE, NC — October 29, 2014 — SPX Corporation (NYSE:SPW) today reported results for the third quarter ended September 27, 2014.  In a separate press release, SPX also announced that its Board of Directors unanimously approved a plan for a tax-free spin-off of its Flow business into a new standalone, publicly traded company.

Third Quarter 2014 Overview:

•                  Revenues increased 1.1% to $1.16 billion from $1.15 billion in the year-ago quarter.  Organic revenues* increased 1.5%, driven by growth in the Thermal and Industrial segments.  This growth was partially offset by a $13 million decline in revenue associated with the continued ramp down of the power projects in South Africa.  Currency fluctuations decreased revenues by 0.4%.

•                  Segment income and margins improved to $139.7 million and 12.1%, compared to $129.5 million and 11.3% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $1.52, up 7% as compared to $1.42 in the year-ago quarter.

•                  On an adjusted basis, Q3 2014 diluted income from continuing operations* was $1.62 per share.  This excludes a $4.0 million, or $0.10 per share, charge related to incremental state income taxes associated with the gain on the sale of the company’s joint venture interest in EGS initially recorded in Q1 2014.

•                  Net cash generated from continuing operations was $33.0 million and included $62.6 million of income tax payments associated with gains on asset sales.  In the year-ago quarter, net cash generated from continuing operations was $148.8 million.

•                  Adjusted free cash flow from continuing operations* was $77.8 million, compared to $140.8 million in the year-ago quarter.

“During the third quarter, adjusted earnings per share increased 14% over the prior year.  Segment income margins expanded 80 points, marking our sixth consecutive quarter with year-over-year margin improvement and highlighted by our Flow segment, where income increased 17% and margins improved 250 points to 15.3%,” said Chris Kearney, Chairman, President and CEO of SPX.

Kearney continued, “During the quarter, we had very strong bookings in our Thermal segment and power transformer business, while order trends across our short cycle businesses remained steady.  In Flow, large capital order placement was lighter than we anticipated in Q3 due primarily to customer timing.  We continue to see strong quoting activity for large capital projects and have been particularly encouraged by a strong pick-up in order placement at the outset of the fourth quarter in Flow’s power and energy business.”

“In addition, we continued to return capital to shareholders by completing $140 million of share repurchases during the quarter.  As of today, we have completed over 95% of the $500 million share repurchase plan entered into at the end of 2013.  We expect to complete this plan in early November.”

“Looking at the full year, we are now targeting 0% to 1% revenue growth and 80 points of margin expansion.  And we updated our adjusted earnings per share from continuing operations guidance range to $5.25 to $5.50 from the previous range of $5.00 to $5.50 per share, an increase of $0.13 per share at the mid-point.”

“From a strategic perspective, we announced today that we plan to spin-off our Flow business in a tax-free transaction that will result in two independent publicly traded companies.  We are very excited about this action and believe the spin-off will provide both future companies greater flexibility to pursue their respective growth strategies, enabling them to create significant value for shareholders, customers and employees,” Kearney concluded.

CONTINUING OPERATIONS OVERVIEW

Flow Technology

Revenues for the third quarter of 2014 were $638.5 million, compared to $651.6 million in the third quarter of 2013, a decrease of $13.1 million, or 2.0%.  Organic revenues* declined 2.0% due primarily to lower sales of power and energy pumps.

Segment income was $97.5 million, or 15.3% of revenues, in the third quarter of 2014, compared to $83.1 million, or 12.8% of revenues, in the third quarter of 2013. The increase in segment income and margin was driven primarily by the segment’s power and energy business where profitability improved sharply due to improved operational performance, a favorable sales mix, and cost reductions associated with restructuring actions.

Thermal Equipment and Services

Revenues for the third quarter of 2014 were $338.8 million, compared to $324.1 million in the third quarter of 2013, an increase of $14.7 million, or 4.5%.  Organic revenues* increased 6.2%, while currency fluctuations decreased revenues by 1.7%.  The organic revenue growth was driven by increased sales of cooling equipment and personal comfort heating products in North America.  This increase more than offset a $13.1 million decline in revenue associated with the large power projects in South Africa, which continued to ramp down.

Segment income was $23.2 million, or 6.8% of revenues, in the third quarter of 2014 compared to $21.7 million, or 6.7% of revenues, in the third quarter of 2013.  The increase in segment income and margin was driven by the organic revenue growth described above as well as cost reductions associated with restructuring initiatives.  These increases were partially offset by lower income and margin on the large power projects in South Africa.

Industrial Products and Services and Other

Revenues for the third quarter of 2014 were $180.8 million, compared to $170.1 million in the third quarter of 2013, an increase of $10.7 million, or 6.3%.  Organic revenues* increased 5.8% and currency fluctuations increased revenues by 0.5%.  The organic revenue growth was driven primarily by increased shipments of power transformers in the U.S., partially offset by a sharp decline in sales of fare collection systems, due in large part to project timing and some customer uncertainty regarding the availability of government funding.

Income was $19.0 million, or 10.5% of revenues, in the third quarter of 2014, compared to $24.7 million, or 14.5% of revenues, in the third quarter of 2013.  The decrease in income and margin was due primarily to a significant decline in fare collection system sales and profit.  Margins were also impacted by the increased mix of lower margin power transformer sales.

OTHER ITEMS

Share Repurchases:  The Company repurchased a total of 1.345 million shares of common stock under a Rule 10b5-1 trading plan for $139.9 million during the third quarter of 2014.  The $500 million share repurchase plan that began trading in December 2013 is expected to be fully completed in early November 2014.

Dividend:   On August 21, 2014, the company announced that its Board of Directors had declared a quarterly dividend of $0.375 per common share to shareholders of record on September 15, 2014, which was paid on October 2, 2014.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended September 27, 2014 with the Securities and Exchange Commission no later than November 6, 2014. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global, multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

*Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

2014 adjusted earnings per share from continuing operations is defined as diluted net income per share from continuing operations excluding the gain, net of income taxes, on the sale of our joint venture interest in EGS, charges related to the early extinguishment of our bonds, and non-service related costs associated with our defined benefit pension and postretirement plans.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Revenues	$1,158.1	$1,145.8	$3,407.2	$3,398.2

Costs and expenses:
Cost of products sold	816.0	809.0	2,426.3	2,438.2
Selling, general and administrative	226.9	224.8	734.7	710.6
Intangible amortization	7.6	8.2	24.2	24.4
Impairment of intangible assets	—	—	—	2.0
Special charges, net	4.1	6.9	18.3	25.1
Operating income	103.5	96.9	203.7	197.9

Other income (expense), net	1.1	(4.1)	490.5	(4.2)
Interest expense	(16.6)	(27.1)	(52.2)	(83.4)
Interest income	2.5	2.6	7.0	6.2
Loss on early extinguishment of debt	—	—	(32.5)	—
Equity earnings in joint ventures	0.3	11.4	0.8	30.6
Income from continuing operations before income taxes	90.8	79.7	617.3	147.1
Income tax provision	(26.0)	(16.6)	(202.6)	(30.2)
Income from continuing operations	64.8	63.1	414.7	116.9

Income from discontinued operations, net of tax	1.9	5.2	4.9	11.1
Gain (loss) on disposition of discontinued operations, net of tax	(2.9)	0.2	12.0	(2.3)
Income (loss) from discontinued operations, net of tax	(1.0)	5.4	16.9	8.8

Net income	63.8	68.5	431.6	125.7

Net income (loss) attributable to noncontrolling interests	0.3	(0.8)	(1.3)	2.5

Net income attributable to SPX Corporation common shareholders	$63.5	$69.3	$432.9	$123.2

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$64.5	$63.9	$416.0	$114.6
Income (loss) from discontinued operations, net of tax	(1.0)	5.4	16.9	8.6
Net income	$63.5	$69.3	$432.9	$123.2

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$1.54	$1.43	$9.67	$2.51
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.02)	0.12	0.39	0.19
Net income per share attributable to SPX Corporation common shareholders	$1.52	$1.55	$10.06	$2.70

Weighted average number of common shares outstanding - basic	41.796	44.709	43.024	45.592

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$1.52	$1.42	$9.50	$2.48
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.02)	0.12	0.39	0.19
Net income per share attributable to SPX Corporation common shareholders	$1.50	$1.54	$9.89	$2.67

Weighted average number of common shares outstanding - diluted	42.364	45.037	43.772	46.140

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 27,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and equivalents	$501.9	$691.8
Accounts receivable, net	1,152.0	1,206.7
Inventories, net	563.6	502.2
Other current assets	103.0	104.3
Deferred income taxes	121.9	119.6
Assets of discontinued operations	50.0	148.3
Total current assets	2,492.4	2,772.9
Property, plant and equipment:
Land	53.8	45.4
Buildings and leasehold improvements	377.2	384.4
Machinery and equipment	821.5	789.7
	1,252.5	1,219.5
Accumulated depreciation	(581.1)	(527.2)
Property, plant and equipment, net	671.4	692.3
Goodwill	1,471.0	1,517.0
Intangibles, net	880.9	924.7
Other assets	820.1	949.3
TOTAL ASSETS	$6,335.8	$6,856.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$488.4	$494.6
Accrued expenses	898.2	989.2
Income taxes payable	83.2	73.1
Short-term debt	264.2	26.9
Current maturities of long-term debt	16.5	558.7
Liabilities of discontinued operations	6.8	31.9
Total current liabilities	1,757.3	2,174.4

Long-term debt	1,173.0	1,090.0
Deferred and other income taxes	370.9	427.2
Other long-term liabilities	979.4	992.6
Total long-term liabilities	2,523.3	2,509.8

Equity:
SPX Corporation shareholders’ equity:
Common stock	1,007.8	1,004.5
Paid-in capital	1,596.0	1,571.5
Retained earnings	2,687.7	2,303.1
Accumulated other comprehensive income	169.0	287.5
Common stock in treasury	(3,417.2)	(3,008.6)
Total SPX Corporation shareholders’ equity	2,043.3	2,158.0
Noncontrolling interests	11.9	14.0
Total equity	2,055.2	2,172.0
TOTAL LIABILITIES AND EQUITY	$6,335.8	$6,856.2

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Nine months ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Cash flows from (used in) operating activities:
Net income	$63.8	$68.5	$431.6	$125.7
Less: Income (loss) from discontinued operations, net of tax	(1.0)	5.4	16.9	8.8
Income from continuing operations	64.8	63.1	414.7	116.9
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities:
Special charges, net	4.1	6.9	18.3	25.1
Impairment of intangible assets	—	—	—	2.0
Gain on asset sales	—	—	(491.1)	—
Loss on early extinguishment of debt	—	—	32.5	—
Deferred and other income taxes	8.2	12.8	(44.3)	102.3
Depreciation and amortization	24.6	29.7	81.9	84.5
Pension and other employee benefits	6.9	—	39.0	0.9
Stock-based compensation	4.6	3.7	33.9	29.3
Other, net	0.6	0.5	0.7	4.2
Changes in operating assets and liabilities, net of effects from divestitures:
Accounts receivable and other assets	0.6	83.8	19.6	78.1
Inventories	(25.9)	26.4	(72.8)	(58.5)
Accounts payable, accrued expenses and other	(49.8)	(67.8)	(77.2)	(263.8)
Discretionary pension contribution	—	—	—	(250.0)
Cash spending on restructuring actions	(5.7)	(10.3)	(21.4)	(21.1)
Net cash from (used in) continuing operations	33.0	148.8	(66.2)	(150.1)
Net cash from (used in) discontinued operations	6.0	3.8	3.2	(7.4)
Net cash from (used in) operating activities	39.0	152.6	(63.0)	(157.5)

Cash flows from (used in) investing activities:
Proceeds from asset sales and other	0.2	11.1	581.4	9.8
(Increase) decrease in restricted cash	0.1	(0.1)	(0.6)	(0.1)
Capital expenditures	(17.8)	(8.0)	(41.4)	(42.5)
Net cash from (used in) continuing operations	(17.5)	3.0	539.4	(32.8)
Net cash from discontinued operations	7.0	7.5	107.5	1.5
Net cash from (used in) investing activities	(10.5)	10.5	646.9	(31.3)

Cash flows from (used in) financing activities:
Repurchase of senior notes (includes premiums paid of $30.6)	—	—	(530.6)	—
Borrowings under senior credit facilities	310.0	—	467.0	287.0
Repayments under senior credit facilities	(187.0)	—	(207.0)	(287.0)
Borrowings under trade receivables agreement	80.0	—	80.0	35.0
Repayments under trade receivables agreement	(11.0)	—	(11.0)	(35.0)
Net repayments under other financing arrangements	(2.4)	(6.3)	(55.0)	(9.7)
Purchases of common stock	(139.9)	—	(414.3)	(249.0)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(0.7)	(2.0)	(12.9)	(16.5)
Financing fees paid	—	—	(0.4)	—
Change in noncontrolling interest in subsidiary	(0.8)	1.9	(0.8)	1.9
Dividends paid	(16.1)	(11.3)	(44.7)	(23.5)
Net cash from (used in) continuing operations	32.1	(17.7)	(729.7)	(296.8)
Net cash from discontinued operations	—	—	—	—
Net cash from (used in) financing activities	32.1	(17.7)	(729.7)	(296.8)
Change in cash and equivalents due to changes in foreign currency exchange rates	(24.9)	(7.6)	(44.1)	(7.8)
Net change in cash and equivalents	35.7	137.8	(189.9)	(493.4)
Consolidated cash and equivalents, beginning of period	466.2	352.9	691.8	984.1
Consolidated cash and equivalents, end of period	$501.9	$490.7	$501.9	$490.7

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF REPORTABLE SEGMENTS AND OTHER OPERATING SEGMENTS

(Unaudited; in millions)

	Three months ended					Nine months ended
	September 27, 2014	September 28, 2013	Δ	%/bps		September 27, 2014	September 28, 2013	Δ	%/bps
Flow Technology reportable segment

Revenues	$638.5	$651.6	$(13.1)	-2.0%		$1,916.6	$1,918.0	$(1.4)	-0.1%
Gross profit	218.4	211.4	7.0			632.2	595.1	37.1
Selling, general and administrative expense	114.9	121.6	(6.7)			360.8	370.1	(9.3)
Intangible amortization expense	6.0	6.7	(0.7)			19.4	19.9	(0.5)
Income	$97.5	$83.1	$14.4	17.3%		$252.0	$205.1	$46.9	22.9%
as a percent of revenues	15.3%	12.8%		250	bps	13.1%	10.7%		240	bps

Thermal Equipment and Services reportable segment

Revenues	$338.8	$324.1	$14.7	4.5%		$945.7	$979.5	$(33.8)	-3.5%
Gross profit	73.8	71.4	2.4			190.2	205.1	(14.9)
Selling, general and administrative expense	49.4	48.5	0.9			144.5	151.7	(7.2)
Intangible amortization expense	1.2	1.2	—			3.8	3.8	—
Income	$23.2	$21.7	$1.5	6.9%		$41.9	$49.6	$(7.7)	-15.5%
as a percent of revenues	6.8%	6.7%		10	bps	4.4%	5.1%		-70	bps

Industrial Products and Services and Other

Revenues	$180.8	$170.1	$10.7	6.3%		$544.9	$500.7	$44.2	8.8%
Gross profit	49.9	53.5	(3.6)			159.6	158.2	1.4
Selling, general and administrative expense	30.5	28.5	2.0			92.0	88.4	3.6
Intangible amortization expense	0.4	0.3	0.1			1.0	0.7	0.3
Income	$19.0	$24.7	$(5.7)	-23.1%		$66.6	$69.1	$(2.5)	-3.6%
as a percent of revenues	10.5%	14.5%		-400	bps	12.2%	13.8%		-160	bps

Consolidated Revenues	$1,158.1	$1,145.8	$12.3	1.1%		$3,407.2	$3,398.2	$9.0	0.3%
Consolidated Segment Income	139.7	129.5	10.2	7.9%		360.5	323.8	36.7	11.3%
as a percent of revenues	12.1%	11.3%		80	bps	10.6%	9.5%		110	bps

Total income for reportable and other operating segments	$139.7	$129.5	$10.2			$360.5	$323.8	$36.7
Corporate expenses	24.7	26.2	(1.5)			79.0	82.2	(3.2)
Pension and postretirement expense (income)	2.8	(4.2)	7.0			25.6	(12.7)	38.3
Stock-based compensation expense	4.6	3.7	0.9			33.9	29.3	4.6
Impairment of intangible assets	—	—	—			—	2.0	(2.0)
Special charges, net	4.1	6.9	(2.8)			18.3	25.1	(6.8)
Consolidated Operating Income	$103.5	$96.9	$6.6	6.8%		$203.7	$197.9	$5.8	2.9%
as a percent of revenues	8.9%	8.5%		40	bps	6.0%	5.8%		20	bps

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended September 27, 2014
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology reportable segment	(2.0)%	—%	—%	(2.0)%

Thermal Equipment and Services reportable segment	4.5%	—%	(1.7)%	6.2%

Industrial Products and Services and Other	6.3%	—%	0.5%	5.8%

Consolidated	1.1%	—%	(0.4)%	1.5%

	Nine months ended September 27, 2014
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology reportable segment	(0.1)%	—%	1.2%	(1.3)%

Thermal Equipment and Services reportable segment	(3.5)%	—%	(1.5)%	(2.0)%

Industrial Products and Services and Other	8.8%	—%	0.9%	7.9%

Consolidated	0.3%	—%	0.4%	(0.1)%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	Three months ended
	September 27, 2014	September 28, 2013

Net cash from continuing operations	$33.0	$148.8

Capital expenditures - continuing operations	(17.8)	(8.0)

Free cash flow from continuing operations	15.2	140.8

Adjustment to exclude:

Tax payments related to gains on sales of joint venture interest, Thermal Product Solutions and SPX Precision Components	62.6	—

Adjusted free cash flow from continuing operations	$77.8	$140.8

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Nine months ended
September 27, 2014

Beginning cash and equivalents	$691.8

Cash used in continuing operations	(66.2)
Proceeds from asset sales and other	581.4
Increase in restricted cash	(0.6)
Capital expenditures	(41.4)
Repurchase of senior notes (includes premiums paid of $30.6)	(530.6)
Borrowings under senior credit facilities	467.0
Repayments under senior credit facilities	(207.0)
Net borrowings under trade receivable agreement	69.0
Net repayments under other financing arrangements	(55.0)
Purchases of common stock	(414.3)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(12.9)
Financing fees paid	(0.4)
Change in noncontrolling interest in subsidiary	(0.8)
Dividends paid	(44.7)
Cash from discontinued operations	110.7
Change in cash due to changes in foreign currency exchange rates	(44.1)

Ending cash and equivalents	$501.9

	Debt at				Debt at
	December 31, 2013	Borrowings	Repayments	Other	September 27, 2014

Domestic revolving loan facility	$—	$367.0	$(207.0)	$—	$160.0
Term loan	475.0	100.0	—	—	575.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	(500.0)	—	—
Trade receivables financing arrangement	—	80.0	(11.0)	—	69.0
Other indebtedness	100.6	9.2	(64.2)	4.1	49.7
Totals	$1,675.6	$556.2	$(782.2)	$4.1	$1,453.7

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited)

	Three months ended
	September 27, 2014	September 28, 2013

Diluted net income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$1.52	$1.42

Adjustment to exclude incremental state income tax charges associated with gain on sale of joint venture interest	0.10	—

Adjusted diluted net income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$1.62	$1.42